Exhibit (a)(5)(B)

GameStop Announces Preliminary Results of its Modified Dutch Auction Tender Offer

Grapevine, Texas (July 11, 2019)—GameStop Corp. (NYSE: GME) today announced the preliminary results of its “modified Dutch auction” tender offer to purchase up to 12,000,000 shares of its Class A common stock, par value $0.001 per share. The tender offer expired at 5:00 p.m., New York City time, on July 10, 2019.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, GameStop expects to accept for payment, at a purchase price of $5.20, a total of 12,000,000 shares properly tendered at the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $62,400,000, excluding fees and expenses relating to the tender offer. GameStop expects to accept the shares on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full and conditional tenders that will automatically be regarded as withdrawn because the condition of the tender has not been met, and has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 41.3%. The shares expected to be purchased represent approximately 11.72% of GameStop’s Class A common stock issued and outstanding as of July 10, 2019.

The number of shares expected to be purchased in the tender offer, the price per share, total purchase price and the proration factor are based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed two trading day settlement period. The final number of shares to be purchased, the final price per share, final total purchase price and the final proration factor will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll free) or the dealer manager for the tender offer, BofA Securities, Inc., at (888) 803-9655 (toll free).

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game and consumer electronics retailer. GameStop operates over 5,700 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Safe Harbor

GameStop has made statements in this press release that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about GameStop, may include projections of GameStop’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on GameStop’s current expectations and projections about future events. There are important factors that could cause GameStop’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in GameStop’s 2018 Annual Report on Form 10-K, and carefully review the other reports filed by GameStop.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com